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                                                                    Exhibit 99.1

                 AMENDED EMPLOYMENT AND STOCK OPTION AGREEMENT

     This Amended Employment and Stock Option Agreement (this "Agreement") is entered into as of July 22, 1996, between Polar Express Corporation, a Delaware corporation (the "Company"), Aasche Transportation Services, Inc., a Delaware corporation (the "Parent"), and Trey Trumbo (the "Executive") ("Parent" and "Company" hereinafter referred to as "Aasche").

                                WITNESSETH THAT:

     WHEREAS, Company, Parent, and Executive have a binding Employment and Stock Option Agreement dated December 21, 1995; and

     WHEREAS, the Company has informed Executive it wishes to restructure, thus eliminating the Executive's position; and

     WHEREAS, Company, Parent and Executive agree that the previous Employment and Stock Option Agreement is a binding contract requiring Company to pay compensation thereunder; and

     WHEREAS, the parties wish to amend the Employment and Stock Option Agreement to reduce compensation and eliminate any required duties.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the parties as follows:

        1. Duties: The Executive shall provide such services and perform such duties as he deems necessary. Any duties or services provided shall be at the times and places determined solely by the Executive. Company shall have no rights to require the Executive to perform any duties. The parties agree that Executive is no longer an officer

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of Company or Parent.  Moreover, Executive has no authority to act on behalf of Aasche, and he shall not take any actions which could bind the Company.

        2.     Compensation, Severance and Benefits:

        (a) The Executive shall be compensated as an employee from execution of this agreement until August 30, 1996, at an annual salary of $100,000 payable in weekly installments.

        (b) From and after August 30, 1996, until December 31, 1996, the Executive shall receive an annual salary of $53,400.00 payable in weekly installments.

        (c) From and after January 1, 1997, until August 25, 1999, the Executive shall receive severance pay of $59,900.00 annually payable in weekly installments. After December 31, 1996, the Executive shall no longer be an employee of Company.

        (d) The Company will pay the entire cost of its normal medical insurance to Executive and his family until the earlier of March 1, 1998 or until the executive is employed by another employer who offers insurance to executive as part of his compensation package.

        (e) Company shall continue to make monthly payments on Employee's vehicle until April of 1997, when such vehicle will be paid in full. The Company shall continue to provide at its sole cost insurance on such vehicle with the same deductibles and coverage currently in place until June 1, 1997.

        (f) It is understood that Executive has in his possession computer hardware and software which is at the Executive's home and a lap top computer with printer and software which is used by the Executive at the office. Some of the hardware and/or software on both systems were purchased by the Company; however, it will be the sole property of Executive. The Executive agrees to copy all data relating to Company which is contained on the computers and provide Company a copy of such data.

        (g) The parties understand and agree that Executive shall remain an employee of Company for all purposes including purposes of Company's profit sharing and other pension plans through December 31, 1996. The parties understand and agree that beginning January 1, 1997, Executive shall no longer be an employee of Company for such purposes.

        3. Stock Option: All existing Options granted to Executive prior to the date of this Agreement including, but not limited to, Options granted under Aasche


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Transportation Services, Inc. 1995 Incentive Stock Option Plan or the
Polar Express Corporation 1994 Stock Option Plan are hereby terminated. Parent hereby grants to the Executive the right an option (the "Option") to purchase 60,000 shares of Common Stock (the "Shares") on the terms and conditions set forth in this paragraph.

        (a) The Shares subject to this Option shall become exercisable in whole on July 22, 1996, and the deadline for exercising the Option shall be August 25, 1999.

        (b) The Executive shall exercise the Option by delivery to Parent of a duly executed copy of the purchase from attached hereto as Exhibit "A". The Option price (as hereinafter defined) shall be paid by full payment in cash.

        (c) The Option price shall be the closing price on the date of the execution of this agreement subject to adjustment provisions described below, provided; however, that in the case Parent should at any time subdivide the outstanding shares of common stock or shall issue a stock dividend on its outstanding common stock, the Option price in effect immediately prior to such subdivision or the issuance of such dividend should be proportionately decreased and in case Parent shall at any time combine the outstanding shares of common stock, the Option price in effect immediately prior to such combination shall be proportionately increased effective at the close of business on the date of such subdivision, dividend, combination, as the case may be. Notwithstanding the foregoing, in the event the closing price on any of December 21, 1996, December 21, 1997, or December 21, 1998 (the "Relevant Date") of the Parent's Common Stock on the Nasdaq Stock Market shall be less than the Option Price, the Option Price for the Shares underlying the unexercised options, shall be adjusted to the closing price of the Parent's Common Stock on such Relevant Date.

        (d) The number of Shares shall be 60,000; provided, however, that in case the Parent should at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of Shares subject to the Option immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the Parent shall at any time combine the outstanding shares of Common Stock, the number of Shares subject to the Option immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend, or combination, as the case may be.


        (e) Within ten business days after the exercise of the Option, the Parent shall cause to be issued in the name of and delivered to the Executive a certificate or certificates for the Shares and the Executive shall deliver payment of the Option Price in the form described in (b) above. The Parent covenants that (A) all Shares issued and



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delivered upon the due exercise of the Option by the Executive shall, upon such issuance and delivery, be fully paid and nonassessable, and (B) the Parent shall agree at all times to reserve and hold available a sufficient number of shares of its authorized but unissued Common Stock to provide for delivery of the Shares upon the exercise of the Option.

        (f) Parent agrees that such shares shall be registered and freely transferable on the public markets by December 15, 1996. Parent shall pay all costs and expenses of such registration.

        (g) Parent and Employee agree that options granted herein do not have a readily ascertainable fair market value at the time they were granted as defined by Section 83 of the Internal Revenue Code. Although both parties agree to act consistently with such representation, neither party shall be liable to the other in the event it is determined such options did have a readily ascertainable fair market value at the time they were granted.


        4. Pinnacle Membership: Company agrees to pay no more than the sum of Two Thousand One Hundred Dollars for a membership at Pinnacle County Club which will allow Executive to play the golf course. Any amount over Two Thousand One Hundred Dollars shall be paid by Executive.

        5. Security: All payments hereunder shall be secured by an irrevocable letter of credit expiring August 25, 1999, in the sum of One Hundred Fifty Thousand Dollars ($150,000.00). Said irrevocable letter of credit shall provide that the issuing bank shall pay amounts up to One Hundred Fifty Thousand Dollars ($150,000.00) upon presentation of a draft by Executive. The form of the letter of credit and drafts required by the lending institution must be acceptable to Executive with such acceptance not to be unreasonably withheld. It is agreed that Aasche may reduce the letter of credit from time to time so long as the letter of credit is sufficient to pay all consideration remaining unpaid to Executive pursuant to this Agreement. Prior to such reduction, Company must first

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obtain Executive's written approval; however, Executive should not withhold such approval without good reason.

     In the event that Company defaults on an obligation otherwise allowing the Executive to draw on the letter of credit, the Executive agrees to provide Aasche notice of such default or failure to pay. Aasche shall have ten days from receipt of the notice of default to cure the default. If Aasche fails to cure such default, Executive may draw on the line of credit. Any such draw shall be equal to all consideration remaining unpaid to Executive for the entire remaining term of the Agreement. The term "all consideration" shall include, and be limited to, payments required pursuant to paragraph 2(a), 2(b), 2(c), 2(d) and 2(e).

        6. Binding Effect: This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and assigns, any rights or benefits under or by reason of this Agreement. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

        7. Integration Clause: This Agreement represents and contains the entire and only agreement and understanding among the parties with respect to its subject matter and supersedes any and all other prior and contemporaneous oral and written agreements, understandings, representations, inducements, promises, warranties, and conditions among the parties.


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        8.    Modification:  This Agreement may not be amended or modified except by an agreement in writing signed by an authorized representative of the party against whom the enforcement of any modification or amendment is sought.

        9. Joint Draftsmanship: Each of the parties participated in the drafting of this Agreement intending for the language to be clear and unambiguous. The parties jointly accept responsibility for any ambiguities in this Agreement.

        10. Governing Laws: This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arkansas.

        11. Litigation Costs: If any legal action or other proceeding is brought for the enforcement of this Agreement, the losing or defaulting party shall pay to the prevailing party reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution of defense of the action.

        12. Notices: All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three
(3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

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
         If to Company or Parent:  Aasche Transportation Service, Inc.
                                   10214 North Mt. Vernon Road
                                   Shannon, Illinois  61078
                                   Attn:  Larry L. Asche, Chairman
                                   Fax No.  (815) 864-2299

         If to Executive:          Trey Trumbo
                                   c/o Stockland & Trantham, P.A.
                                   21 South Block Street
                                   Fayetteville, Arkansas  2701
                                   Fax No. (501) 521-3608


        13. General Release of Claims and Hold Harmless: Executive and Company hereby generally release and forever discharge each other from any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys' fees, liabilities, and indemnities of any nature whatsoever, whether known or unknown, which as of the date of this Agreement the parties had, now have, or claim to have. Excepted from this release are only (i) this Agreement and any right or obligations arising under it, and (ii) any rights to indemnification Executive may have on account of his service as an officer or director of the Company or its predecessor. Parent hereby ratifies and approves all actions taken by Executive while employed by Company or its predecessor.

                                         POLAR EXPRESS CORPORATION



                                         By:    /s/ Larry L. Asche, President
                                            -----------------------------------


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                                             AASCHE TRANSPORTATION
                                              SERVICES, INC.



                                             By: /s/ Larry L. Asche, Chairman
                                             ----------------------------------


                                             /s/ Trey Trumbo
                                            -----------------------------------
                                            TREY TRUMBO





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                                   EXHIBIT A

                                 PURCHASE FORM



                   To:  AASCHE TRANSPORTATION SERVICES, INC.
                        10214 N. Mt. Vernon Rd.
                        Shannon, IL  61078



     The undersigned hereby irrevocably subscribes for __________ shares of Common Stock of Aasche Transportation Services, Inc. pursuant to and in accordance with the terms and conditions of that certain Amended Employment and Stock Option Agreement dated as of July 22, 1996, and hereby makes payment of _____________ Dollars ($________) therefor and requests that a certificate for such shares be issued in the name of the undersigned and delivered to the undersigned at the address listed below.


                                     Address:



                                     ____________________________________



                                     ____________________________________



                                     ____________________________________


Dated:  ______________, 1996.






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